EXHIBIT 10.3
PERMIAN RESOURCES CORPORATION
FOURTH AMENDED AND RESTATED SEVERANCE PLAN
I. PURPOSE
The purpose of this Permian Resources Corporation Fourth Amended and Restated Severance Plan (the “Plan”) is to encourage employees of Permian Resources Corporation (together with any successor, the “Company”) and its subsidiaries to remain in the employ of the Employer by providing, among other things, severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan. This Plan supersedes, and amends and restates in its entirety, the Permian Resources Corporation Third Amended and Restated Severance Plan, as amended to date.
II. DEFINITIONS
For purposes of this Plan, the following terms shall have the meanings set forth below:
A. “Administrator” means the Committee or any other committee designated by the Board to administer the Plan.
B. “Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
C. “Average Adjusted Bonus” means, with respect to a Participant, the average of the actual annual performance bonuses paid to the Participant, whether paid in cash or property, for the three full fiscal years of service to the Employer (or such fewer number of full fiscal years as the Participant has performed services for the Employer and been eligible for an annual performance bonus from the Employer) immediately preceding the fiscal year in which the Termination Date occurs, excluding any portion of an annual bonus that the Company reasonably determines is attributable to payment of a portion of the annual bonus in property and is over and above the amount of the annual bonus that the Participant would have been paid if the Participant’s entire annual bonus had been paid in cash.
D. “Base Salary” means, (i) with respect to any Participant with the Employment Level of Chief Executive Officer, $1,000,000 and (ii) with respect to any Participant with an Employment Level other than Chief Executive Officer, the Participant’s annualized base salary at the rate in effect on the Participant’s Termination Date, disregarding for this purpose any decrease in base salary that provides a basis for Good Reason.
E. “Board” means the Board of Directors of the Company.

F. “Cause” means, with respect to a Participant, the Participant’s (i) refusal to perform substantially the Participant’s duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), which failure remains uncured for thirty (30) days following notice thereof delivered to the Participant by the Employer, (ii) willful engagement in conduct that is materially injurious to the Company or its Affiliate or (iii) commission of a crime or an act of fraud, theft, misappropriation or embezzlement that could reasonably be expected to materially impair the Participant’s ability to substantially perform the Participant’s duties with the Employer. No act of the Participant will be considered “willful” unless it is done by the Participant without a reasonable belief that the act was in the best interests of the Company and its Affiliates.
G. “Change in Control” means a “Change in Control” as defined in the LTIP. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount which constitutes or provides for the deferral of compensation and is subject to Section 409A, the transaction or event with respect to such amount must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.
H. “CIC Bonus” means (i) with respect to any Participant with an Employment Level below Vice President, the Prorated Current-Year Bonus, (ii) with respect to a Participant with an Employment Level of Vice President or higher but other than Chief Executive Officer, the Average Adjusted Bonus or (iii) with respect to a Participant with an Employment Level of Chief Executive Officer, the Target Bonus Amount.
I. “CIC Protection Period” means, with respect to a Participant, the period of time set forth opposite the Participant’s Employment Level under the heading “CIC Protection Period” on Schedule A.
J. “CIC Qualifying Termination” means, with respect to a Participant, a termination of the Participant’s employment with the Employer by the Employer without Cause (and not due to the Participant’s death or Disability) or by the Participant for Good Reason, in either case, which occurs during the CIC Protection Period.
K. “CIC Severance Multiplier” means, with respect to a Participant, the number set forth opposite the Participant’s Employment Level under the heading “CIC Severance Multiplier” on Schedule A.
L. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
M. “COBRA Severance Period” means, with respect to a Participant, the period of time set forth opposite the Participant’s Employment Level under the heading “COBRA Severance Period” on Schedule A.

N. “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder, as in effect from time to time.
O. “Committee” means the Compensation Committee of the Board.
P. “Disability” means a determination by the Administrator that a Participant is unable to perform the essential functions of the Participant’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12) month period.
Q. “Dividend Equivalents” means “Dividend Equivalents” as defined in the LTIP.
R. “Effective Date” means the date this Plan was approved by the Board.
S. “Employer” means, with respect to a Participant, the Company and its subsidiary that employs the Participant.
T. “Employment Level” means, with respect to a Participant, the Participant’s employment level with the Employer as in effect at the time of the Participant’s Qualifying Termination.
U. “Good Reason” means, with respect to a Participant, the occurrence of any of the following without the Participant’s prior written consent: (i) solely with respect to a Participant with an Employment Level of Vice President or higher, a material diminution in the Participant’s responsibilities, authority and duties as an employee of the Employer, (ii) a material reduction in Participant’s base salary or target annual bonus opportunity, (iii) a requirement by the Employer that the Participant relocate the Participant’s principal location of employment to a location that is more than fifty (50) miles from the Participant’s principal work location as of the Termination Date or (iv) the Company’s failure to cause a Successor to assume the liabilities under this Plan as required under Section VI; provided that with respect to the events described in clauses (i) through (iii), no Good Reason will have occurred unless and until (x) the Participant has provided the Employer, within ninety (90) days of the Participant’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, notice stating with reasonable specificity the applicable facts and circumstances constituting Good Reason, (y) the Participant has provided the Employer with an opportunity to cure, and the Employer has not cured, the same within thirty (30) days after the receipt of such notice and (z) the Participant terminates the Participant’s employment within one-hundred eighty (180) days after the end of the cure period.
V. “LTIP” means the Company’s 2023 Long Term Incentive Plan, as amended to date, or any successor long term incentive compensation plan of the Company.
W. “Non-CIC Qualifying Termination” means with respect to a Participant, a termination of the Participant’s employment with the Employer (i) by the Employer without Cause (and not due to the Participant’s death or Disability) or (ii) by the Participant for Good Reason, in either case, which does not occur during the CIC Protection Period.
X. “Outplacement Benefits” means, with respect to a Participant, employment outplacement services to be provided by a provider selected by the Employer during the period of time set forth opposite the Participant’s Employment Level under the heading “Outplacement Services Period” on Schedule A.
Y. “Prorated Current-Year Bonus” means, with respect to a Participant, the Target Bonus Amount, prorated based on the number of calendar months of the fiscal year prior to and including the calendar month in which the Termination Date occurs.
Z. “Qualifying Termination” means a CIC Qualifying Termination or Non-CIC Qualifying Termination.
AA. “Section 409A” means Section 409A of the Code.
BB. “Successor” means any employer (whether or not the employer is an Affiliate of the Company) which acquires (through merger, consolidation, reorganization, transfer, sublease, assignment or otherwise) all or substantially all of the business or assets of the Company or of a division or business of the Company.
CC. “Target Bonus Amount” means, (i) with respect to any Participant with the Employment Level of Chief Executive Officer, an amount equal to 100% of the Participant’s Base Salary and (ii) with respect to a Participant other than Chief Executive Officer, the Participant’s target annual performance bonus amount, if any, in effect at the time of the Participant’s Qualifying Termination, disregarding for this purpose any decrease in target annual performance bonus that provides a basis for Good Reason.
DD. “Termination Date” means, with respect to a Participant, the date on which a termination of the Participant’s employment is effective.
III. ELIGIBILITY
The participants in this Plan (“Participants”) are all regular U.S. full-time employees of the Company and its direct and indirect subsidiaries.
IV. BENEFITS
A. General. Upon termination of a Participant’s employment with the Employer for any reason, the Participant will be entitled to receive payment of any earned but unpaid Base Salary and any other amounts or benefits, including accrued paid time off to the extent payable upon termination pursuant to the Employer’s policies, under the Employer’s employee benefit plans, programs or arrangements to which the Participant is entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law (collectively, “Accrued Rights”).

B. Termination due to Death or Disability. If a Participant experiences a termination of employment due to such Participant’s death or Disability, then, subject to Sections V, VI and VII, in addition to the Accrued Rights, the Participant (or the Participant’s legal representatives, as applicable) will be entitled to receive the following payments and benefits:
(i) A cash payment, paid in a single installment within sixty (60) days following the Termination Date, equal to 125% of the aggregate COBRA premiums, based on the COBRA premium rates in effect for the month in which the Termination Date occurs, that the Participant would need to pay to continue coverage for the Participant and the Participant’s covered beneficiaries under the Employer’s group health plans during a period equal in duration to the COBRA Severance Period;
(ii) If the Participant is terminated due to Disability, the Outplacement Benefits;
(iii) All unvested equity or equity-based awards under any Company equity compensation plans that vest solely based upon the passage of time (including, for the avoidance of doubt, any Dividend Equivalents associated with such awards) shall immediately become 100% vested; and
(iv) All unvested equity or equity-based awards under any Company equity compensation plans that vest in whole or in part based upon the attainment of performance vesting conditions (including, for the avoidance of doubt, any Dividend Equivalents associated with such awards) shall become vested at the level that would apply based on actual performance calculated as if the Termination Date was the final day of the applicable performance period (without any reduction to the overall award to reflect the shortened performance period).
C. Termination of Employment Outside CIC Protection Period. If a Participant with an Employment Level of Vice President or higher experiences a Non-CIC Qualifying Termination, then, subject to Sections V, VI and VII, in addition to the Accrued Rights, the Participant will be entitled to receive the following payments and benefits:
(i) A cash payment, paid in a single installment within sixty (60) days following the Termination Date, equal to 125% of the aggregate COBRA premiums, based on the COBRA premium rates in effect for the month in which the Termination Date occurs, that the Participant would need to pay to continue coverage for the Participant and the Participant’s covered beneficiaries under the Employer’s group health plans during a period equal in duration to the COBRA Severance Period;
(ii) The Outplacement Benefits;
(iii) The portion of all unvested equity or equity-based awards under any Company equity compensation plans that vest solely based upon the passage of time (including, for the avoidance of doubt, any Dividend Equivalents associated with such awards), prorated based on the number of calendar months that have elapsed during the vesting period applicable to such awards prior to and including the calendar month in which the Termination Date occurs, shall immediately become vested; and

(iv) The portion of all unvested equity or equity-based awards under any Company equity compensation plans that vest in whole or in part based upon the attainment of performance vesting conditions (including, for the avoidance of doubt, any Dividend Equivalents associated with such awards), prorated based on the number of calendar months that have elapsed during the performance period applicable to such awards prior to and including the calendar month in which the Termination Date occurs, shall remain outstanding and shall vest, based on actual performance calculated over the applicable performance period, when such award would have otherwise vested had the Participant remained employed through the applicable vesting date.
D. Termination of Employment During CIC Protection Period. If a Participant experiences a CIC Qualifying Termination, then, subject to Sections V, VI and VII, in addition to the Accrued Rights, the Participant will be entitled to receive the following payments and benefits:
(v) A cash payment, paid in a single installment within sixty (60) days following the Termination Date, equal to the sum of (w) the Base Salary multiplied by the CIC Severance Multiplier, (x) the CIC Bonus multiplied by the CIC Severance Multiplier, (y) with respect to any Participant with an Employment Level of Vice President or higher, the Prorated Current-Year Bonus and (z) 125% of the aggregate COBRA premiums, based on the COBRA premium rates in effect for the month in which the Termination Date occurs, that the Participant would need to pay to continue coverage for the Participant and the Participant’s covered beneficiaries under the Employer’s group health plans during a period equal in duration to the COBRA Severance Period;
(vi) The Outplacement Benefits;
(vii) All unvested equity or equity-based awards under any Company equity compensation plans that vest solely based upon the passage of time (including, for the avoidance of doubt, any Dividend Equivalents associated with such awards) shall immediately become 100% vested; and
(viii) All unvested equity or equity-based awards under any Company equity compensation plans that vest in whole or in part based upon the attainment of performance vesting conditions (including, for the avoidance of doubt, any Dividend Equivalents associated with such awards) shall become vested at the level that would apply based on actual performance calculated as if the Termination Date was the final day of the applicable performance period (without any reduction to the overall award to reflect the shortened performance period).
V. SEPARATION, RELEASE OF CLAIMS, AND RESTRICTIVE COVENANT AGREEMENT
Notwithstanding any provision of this Plan to the contrary, any payments and benefits provided to a Participant under this Plan, other than the Accrued Rights, shall be subject to and contingent upon the Participant’s execution, delivery, and non-revocation (in each case, within the time provided by the Company to do so) following the Termination Date of a separation, general release of claims, and restrictive covenant agreement substantially in the form attached hereto as Exhibit A.
VI. OFFERS OF EMPLOYMENT; SUCCESSORS
Any Participant with an Employment Level below Vice President shall not be entitled to benefits under this Plan if the Participant rejects or fails to accept a written offer of employment from a Successor or from any Affiliate of the Company made on or before his or her Termination Date that the Company reasonably determines is for substantially comparable employment, except if the Participant rejects or fails to accept the offer for Good Reason. The Company will require any Successor that does not assume the Employer’s obligations under this Plan by operation of law to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Employer would be required to perform if no such succession had taken place.
VII. TAX MATTERS
A. Withholding. The Employer may deduct and withhold from any amounts payable under this Plan such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
B. Non-Qualified Deferred Compensation. The payments and benefits under this Plan are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Plan to the contrary, in the event that the Administrator determines that any amounts payable hereunder will be immediately taxable to any Participant under Section 409A, the Administrator may (without any obligation to do so or to indemnify the Participant for failure to do so) (i) adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Plan or the economic benefits of this Plan and (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.
Notwithstanding any provision of this Plan to the contrary, no termination or other similar payments and benefits under this Plan will be payable to a Participant unless the Participant’s termination of employment constitutes a “separation from service” within the meaning of Section 409A (a “Separation from Service”).
Notwithstanding any provision of this Plan to the contrary, if a Participant is deemed by the Company at the time of the Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Participant is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Participant’s benefits will not be provided to the Participant prior to the earlier of (x) the expiration of the six-month period measured from the date of the Participant’s Separation from Service or (y) the date of the

Participant’s death. As promptly as possible following the expiration of the applicable Section 409A period, all payments and benefits deferred pursuant to the preceding sentence will be paid in a lump sum to a Participant (or the Participant’s estate), and any remaining payments due to the Participant under this Plan will be paid as otherwise provided herein.
A Participant’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.
C. Potential Reduction of Certain “Parachute Payments”.
(i) Notwithstanding any other provisions of this Plan, in the event that any payment or benefit by the Company or otherwise to or for the benefit of a Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan (all such payments and benefits, including the payments and benefits under Section IV of the Plan, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in subsection B below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (x) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (y) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(ii) The Total Payments shall be reduced in the following order: (x) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A, (y) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, and (z) reduction of any payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (y) and (z), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.
(iii) All determinations regarding the application of this Section VII. C shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.
In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of Section VII. C, the excess amount shall be returned promptly by the Participant to the Company.
VIII. DURATION; TERMINATION; AMENDMENT; MODIFICATION
A. This Plan will become effective on the Effective Date. The Board or the Administrator may amend, modify or terminate this Plan at any time; provided that, except as otherwise provided in Section VII:
(i) No amendment, modification or termination may affect any right of any Participant to claim benefits under this Plan as in effect prior to such amendment, modification or termination with respect to a Termination Date that occurs prior to the date of such amendment, modification or termination; and
(ii) During the CIC Protection Period for a given Participant, this Plan may not be amended or modified in any manner that decreases the payments or benefits payable to the Participant or otherwise adversely affects the Participant’s economic rights or terminated.
IX. RELATION TO OTHER PLANS
Nothing in this Plan will prevent or limit a Participant’s continuing or future participation in any plan, practice, policy or program provided by the Company or any Affiliate thereof for which the Participant may qualify, nor will anything in this Plan limit or otherwise affect any rights the Participant may have under any contract or agreement with the Company or any Affiliate thereof. Vested benefits and other amounts a Participant is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or any Affiliate thereof shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be.
X. NOTICES
All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:     Permian Resources Corporation
300 N. Marienfeld St., Ste. 1000
Midland, TX 79701
Attention: General Counsel

If to the Participant: The Participant’s last known address as set forth in the Company’s records.
XI. ADMINISTRATION
The Plan will be interpreted in accordance with its terms and their intended meanings. However, the Administrator will have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion the Administrator determines to be appropriate in its reasonable discretion, and to make any findings of fact needed in the administration of the Plan. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in its reasonable discretion, the provision shall be considered ambiguous and shall be interpreted by the Administrator in a manner consistent with its intent, as determined in the reasonable discretion of the Administrator. The Administrator may amend the Plan retroactively to cure any such ambiguity.

Schedule A

Employment Level	CIC Protection Period	CIC Severance Multiplier	COBRA Severance Period	Outplacement Services Period
Chief Executive Officer	24 months following a Change in Control	3.0	24 months following the Termination Date	1 year following the Termination Date
Executive Vice President	24 months following a Change in Control	2.75	24 months following the Termination Date	1 year following the Termination Date
Senior Vice President	24 months following a Change in Control	2.0	18 months following the Termination Date	1 year following the Termination Date
Vice President	24 months following a Change in Control	1.5	12 months following the Termination Date	6 months following the Termination Date
All Other Participants	12 months following a Change in Control	1.25	12 months following the Termination Date	3 months following the Termination Date

Exhibit A

Form of Separation, General Release of Claims, and Restrictive Covenant Agreement

SEPARATION, GENERAL RELEASE OF CLAIMS, AND RESTRICTIVE COVENANT AGREEMENT

This Separation, General Release of Claims, and Restrictive Covenant Agreement (“Agreement”) is made by and between (i) [Employee Name] (“Employee”) and (ii) Permian Resources Corporation, a Delaware corporation (the “Company”). Employee and the Company are referred to each as a “Party” and collectively as the “Parties.”

RECITALS
WHEREAS, Employee’s employment with the Company has ended effective [●] (the “Separation Date”);

WHEREAS, the Parties wish to resolve fully and finally potential disputes regarding any and all claims or causes of action that Employee has or may have against the Company or its affiliates, including any claims or causes of action that Employee may have arising out of Employee’s employment with the Company or any of its affiliates or the end of such employment; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties agree as follows:

TERMS

1. Effective Date. This Agreement shall become effective on the day Employee signs and delivers to the Company this Agreement (the “Effective Date”), subject to Section 6(h). Regardless of whether Employee signs this Agreement, to the extent Employee participated in the Company’s or its applicable affiliate’s group health insurance, coverage will cease on the last day of the month in which the Separation Date occurs. Beginning at that time, if Employee participated in the Company’s or its applicable affiliate’s group health insurance, Employee will be eligible to continue Employee’s group health insurance benefits for Employee and Employee’s eligible dependents, subject to the terms and conditions of the Company’s or its applicable affiliate’s benefit plans, federal law, including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and, as applicable, state insurance laws.

2. Consideration.
a. After the ADEA Release Effective Date (as defined below), and on the express condition that Employee has not revoked the ADEA Release and Employee satisfies the conditions of Sections V and VI of the Plan, the Company or its affiliate will provide Employee with the payments and benefits Employee is eligible to receive pursuant to the terms of the Permian Resources Corporation Fourth Amended and Restated Severance Plan (the “Plan”), as in effect as of the Separation Date.
b. Reporting of and withholding on any payment or benefit set forth in this Agreement for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company or its affiliate for any additional tax or withholding in connection with or arising out of any payment or benefit pursuant to this Agreement, Employee shall pay any such claim within 30 days of being notified by the Company and agrees to indemnify the Company or its applicable affiliate and hold it harmless against such claims, including, but not limited to, any taxes, attorneys’ fees, penalties, and/or interest, which are or become due from the Company or its affiliate.
3. General Release.
a. Employee, for Employee and for Employee’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company and each of its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, board members, committee members, employees, agents, and attorneys (collectively, the “Released Parties”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).
b. The Released Claims include, but are not limited to, those that arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Released Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties and claims under any severance agreement or plan (except as provided herein); (iv) any equity or equity-based compensation grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with, Section 409A (“Section 409A”) of the Internal Revenue Code, as amended (the “Code”), or any similar provision of state or local income tax law; and (viii) any claim that was or could have been raised by Employee.
4. Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those that Employee now knows or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.
5. No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
6. Representations and Warranties. Employee warrants and represents as follows:

a. Employee has read this Agreement, and Employee agrees to the conditions and obligations set forth in it.
b. Employee voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had the opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.
c. Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.
d. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Notwithstanding the foregoing, Employee waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Employee’s behalf arising out of, relating to, or in any way connected with the Released Claims, provided, however, this Agreement does not limit Employee’s right to receive a reward for information provided to any Government Agencies.
e. Employee has not previously disclosed any information, the disclosure of which would be a violation of the confidentiality provisions set forth below if such disclosure were to be made after the execution of this Agreement.
f. Employee has full and complete legal capacity to enter into this Agreement.
g. Employee has had at least 45 days in which to consider the terms of this Agreement. In the event that Employee executes this Agreement in less time, it is with the full understanding that Employee had the full 45 days if Employee so desired and that Employee was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Employee expressly intends such execution to be a waiver of any right Employee had to review the Agreement for a full 45 days.
h. Employee has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Employee might have under the ADEA (the “ADEA Release”), Employee may rescind Employee’s waiver and release within seven calendar days of Employee’s execution of this Agreement and (ii) any such rescission must be in writing and hand delivered to General Counsel, at Permian Resources Corporation, 300 N. Marienfeld St., Ste. 1000, Midland, TX 79701, within the seven-day period. Provided that Employee does not revoke Employee’s execution of this Agreement for purposes of the ADEA Release within such seven-day revocation period, the ADEA Release will become effective on the eighth calendar day after the date on which Employee signs this Agreement (the “ADEA Release Effective Date”).
i. Employee admits, acknowledges, and agrees that (i) Employee is not otherwise entitled to payments or benefits except as set forth in the Plan, and (ii) these payments and benefits are good and sufficient consideration for this Agreement.
j. Employee admits, acknowledges, and agrees that Employee has been fully and finally paid or provided all wages, compensation, vacation, bonuses, equity or equity-based compensation, or other benefits from the Company and its affiliates which are or could be due to Employee under the terms of Employee’s employment with the Company or its applicable affiliate, or otherwise.
7. Confidential Information.
a. Except as herein provided, including Section 6(d), all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached shall be kept confidential by Employee from all persons and entities other than the Parties to this Agreement. Employee may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; or (iii) in response to compulsory process, and only then after giving the Company 10 days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Employee’s employment and this matter, Employee shall state, “My employment with the Company has ended” and nothing more.
b. Employee shall not use, nor disclose to any third party, any of the Company’s or any of its affiliates’ business, personnel, or financial information that Employee learned during Employee’s employment with the Company or its affiliates. Employee hereby expressly acknowledges that any breach of this Section 7 shall result in a claim for injunctive relief and/or damages against Employee by the Company, and possibly by others.
c. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Parties have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
8. Section 409A. This Agreement is intended to comply with or be exempt from Section 409A or an exemption thereunder and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. Such payments or benefits are intended to be exempt from Section 409A by reason of the exemptions for separation pay arrangements found in Treasury Regulation Section 1.409A-1(b)(9) and/or for “short-term deferrals” found in Treasury Regulation Section 1.409A-1(b)(4) (or both) and the terms of this Agreement shall be applied and interpreted to the extent possible in a manner that is consistent with the requirements of such regulations. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A. Employee shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A.
9. Return of Property and Information. Employee represents and warrants that, prior to Employee’s execution of this Agreement, Employee will return to the Company any and all property, documents, data, and files, including any documents (in any recorded or stored media, such as papers, computer disks, drives, copies, photographs, and maps) that relate in any way to the Company or the Company’s business. Employee agrees that, to the extent that Employee possesses any files, data, or information relating in any way to the Company or its affiliates or the Company’s or its affiliates’ business on any personal computer or other device or account, Employee will first return to the Company and then delete those files, data, or information (and will retain no copies in any form). Employee will also return any tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other property in any form prior to the date Employee executes this Agreement.
10. Cooperation for Proceedings. Employee acknowledges that because of Employee’s position with the Company or its affiliates, Employee may possess information that may be relevant to or discoverable in connection with claims, litigation or judicial, arbitral or investigative proceedings initiated by a private party or by a regulator, governmental entity, or self-regulatory organization, that relates to or arises from matters with which Employee was involved during Employee’s employment with the Company or its affiliates, or that concern matters of which Employee has information or knowledge (collectively, a “Proceeding”). Employee agrees that Employee shall testify truthfully in connection with any such Proceeding. Except as provided in Section 6(d) or 7(c), Employee agrees that Employee shall cooperate with the Company in connection with every such Proceeding, and that Employee’s duty of cooperation shall include an obligation to meet with Company representatives and/or counsel concerning all such Proceedings for such purposes, and at such times and places, as the Company reasonably requests, and to appear for deposition and/or testimony upon the Company’s request and without a subpoena. The Company shall reimburse Employee for reasonable and documented out-of-pocket expenses that Employee incurs in honoring Employee’s obligation of cooperation under this Section.
11. Resignation. Employee acknowledges and agrees that, as of the Separation Date, Employee will be deemed to have automatically resigned, to the extent applicable: (a) as an officer of the Company and each affiliate of the Company for which Employee served as an officer; (b) from the Board of Directors of the Company and the board of directors or board of managers (or similar governing body) of each affiliate of the Company for which Employee served as a director or manager; and (c) from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any other affiliate of the Company holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee served as the Company’s or such other affiliate’s member’s designee or other representative. Employee agrees to promptly execute such additional documentation as requested by the Company to effectuate the foregoing.
12. No Application. Employee agrees that Employee will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its affiliates. Employee warrants that no such applications are pending at the time this Agreement is executed.
13. Successor to Company. This Agreement shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Agreement, shall mean the Company as defined herein and any successor or assignee to the business or assets that by reason hereof becomes bound by this Agreement.
14. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company or its affiliates shall not constitute a defense to enforcement by the Company.
15. Assignments. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the Parties.
16. Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.
17. Entire Agreement. This Agreement, the Plan and any confidentiality, assignment of inventions, non-disparagement, non-solicitation, non-competition, or other restrictive covenant agreement signed by Employee are the entire agreement between the Parties relating to the matters set forth herein. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties. Employee acknowledges that Employee has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties. For the sake of clarity, all payments and benefits set forth herein shall be subject to the terms and conditions of this Agreement and the Plan.
18. Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Section” shall refer to the enumerated sections of this Agreement, unless context suggests otherwise. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.
19. Clawback. Employee agrees to be bound by the provisions of any recoupment or “clawback” policy that the Company may adopt from time to time that by its terms is applicable to Employee, or by any recoupment or “clawback” that is otherwise required by law or the listing standards of any exchange on which the Company’s capital stock is then traded, including the “clawback” required by Section 954 of the Dodd-Frank Act.
20. Choice of Law and Venue. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
21. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
22. Waiver. The failure of any Party to give notice of any breach by the other Party, or insist upon strict performance of any of the terms or conditions, of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
23. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronic signatures shall be treated as originals.
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IN WITNESS WHEREOF, the Parties have executed this Separation Agreement, General Release of Claims, and Restrictive Covenant Agreement on the dates written below.
EMPLOYEE

________________________	_____________
[Employee Name]	Date

THE COMPANY
_________________________	_____________
Permian Resources Corporation	Date
By: ______________________
Title: _____________________